EXHIBIT 99.1

June 24, 2008

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION REPORTS RECORD QUARTERLY EARNINGS AND PROFITABLE FISCAL 2008

MIDLAND, TX - 06/24/08 - Mexco Energy Corporation (AMEX: MXC) reported results on its Annual Report on Form 10-K to the Securities and Exchange Commission for the fiscal year ended March 31, 2008.

The Company reported net income of $466,480, or $.27 per diluted share, for the quarter ending March 31, 2008, the Company’s fourth quarter of fiscal 2008. This resulted in net income of $713,644, or $.40 per diluted share, for fiscal year 2008, a 17% increase over fiscal 2007.

Operating revenues in the fourth quarter were a record high of $1,245,653, resulting in the Company ending fiscal 2008 with operating revenues of $3,899,408, compared to $2,971,717 in fiscal 2007, an increase of 31%. This is partially the result of revenue generated from the $1,850,000 royalty interest acquisition in the Barnett Shale gas field on December 31, 2007, the largest acquisition of a property in the Company’s history. Revenues from oil and gas royalty interests, including this acquisition, accounted for approximately 29% of the Company’s revenues for fiscal 2008. On June 6, 2008, Mexco purchased additional Barnett Shale royalties for $429,000.

The Company’s total estimated proved reserves at March 31, 2008 were 7.857 Bcf of natural gas and 217,000 barrels of oil and natural gas liquids, and its estimated present value of proved reserves was approximately $41 million based on estimated future net revenues discounted at 10% per annum, pricing and other assumptions set forth in “Item 2 - Properties” of the Company’s Form 10-K. During fiscal 2008, the Company added proved reserves of 794,000 Mcfe through extensions and discoveries, added 584,000 Mcfe through acquisitions and had upward revisions of previous estimates of 43,000 Mcfe.

For fiscal 2008, gas reserves constituted approximately 86% of the Company’s total proved reserves and approximately 65% of the Company’s revenues.

Nicholas C. Taylor, President and Chief Executive Officer of Mexco Energy Corporation, said, “These fiscal year end results do not reflect any income from Mexco’s Steelhead #1 well in Loving County which is expected to be connected to a gas pipeline and commence regular sales in the second quarter of Mexco’s fiscal 2009.”

During the year ended March 31, 2008, the Company participated with working interests in 28 gross (.48 net) development wells and 5 gross (.65 net) exploratory wells.

The average sales price received of $8.03 per Mcfe increased 19% from the $6.75 per Mcfe received in fiscal 2007. Oil and gas production volumes increased 5% and 12%, respectively, during fiscal 2008.

The Company owns oil and gas properties in ten states, with the majority of its activity centered in West Texas. The Company continues to focus its efforts to increase oil and natural gas reserves, through exploration and development as well as acquisitions.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company's actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherit risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2008. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements

For additional information, please contact:
Tammy L. McComic, Vice President and Chief Financial Officer
mexco@sbcglobal.net, 432-682-1119

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
Year ended March 31,

	2008	2007	2006
Operating revenues:
Oil and gas	$3,887,955	$2,969,325	$3,716,564
Other	11,453	2,392	3,079
Total operating revenues	3,899,408	2,971,717	3,719,643

Operating expenses:
Production	1,240,305	870,778	843,927
Accretion of asset retirement obligation	26,262	24,057	23,436
Depreciation, depletion, and amortization	779,618	652,826	658,365
General and administrative	821,786	829,180	817,332
Impairment of long-term asset	-	-	261,617
Total operating expenses	2,867,971	2,376,841	2,604,677

Operating profit	1,031,437	594,876	1,114,966

Other income (expense):
Interest income	5,113	4,670	2,837
Interest expense	(105,312)	(24,046)	(98,657)

Net other expense	(100,199)	(19,376)	(95,820)

Earnings before income taxes and
minority interest	931,238	575,500	1,019,146

Income tax expense (benefit):
Current	-	-	(19,312)
Deferred	217,594	(28,050)	291,452
	217,594	(28,050)	272,140

Earnings before minority interest	713,644	603,550	747,006

Minority interest in loss of subsidiary	-	4,835	41,799

Net income	$713,644	$608,385	$788,805

Net income per common share:

Basic:	$0.40	$0.35	$0.45
Diluted:	$0.40	$0.33	$0.43

Mexco Energy Corporation and Subsidiaries
CONSOLIDATED BALANCE SHEETS
As of March 31,

	2008	2007
ASSETS
Current assets
Cash and cash equivalents	$303,617	$72,537
Accounts receivable:
Oil and gas sales	758,459	399,659
Trade	102,403	2,987
Related parties	12,659	-
Income tax receivable	-	59,736
Prepaid costs and expenses	22,062	65,986
Total current assets	1,199,200	600,905

Investment in GazTex, LLC	20,509	20,509

Property and equipment, at cost
Oil and gas properties, using the full cost method	23,941,483	20,526,431
Other	61,362	51,412
	24,002,845	20,577,843

Less accumulated depreciation, depletion, and amortization	12,019,895	11,240,277
Property and equipment, net	11,982,950	9,337,566
	$13,202,659	$9,958,980

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$571,526	$154,074

Long-term debt	2,600,000	700,000
Asset retirement obligation	374,789	350,584
Deferred income tax liabilities	1,196,280	978,686

Stockholders’ equity
Preferred stock - $1.00 par value;
10,000,000 shares authorized; none outstanding	-	-
Common stock - $0.50 par value;
40,000,000 shares authorized;
1,841,366 and 1,840,366 shares issued;
1,757,366 and 1,780,841 shares outstanding as of
March 31, 2008 and 2007, respectively	920,683	920,183
Additional paid-in capital	4,381,269	4,291,892
Retained earnings	3,584,729	2,871,085
Treasury stock, at cost (84,000 and 59,525 shares, respectively)	(426,617)	(307,524)
Total stockholders’ equity	8,460,064	7,775,636
	$13,202,659	$9,958,980